Exhibit 10.1

April 10, 2025

VIA EMAIL

Yorkville Advisors Global

1012 Springfield Avenue

Mountainside, New Jersey 07092

Attention: David Fine, Esq.

Re: MSP Recovery, Inc. Maturity Date and Monthly Payment Extension

Dear Mr. Fine:

Reference is made to that certain Standby Equity Purchase Agreement dated November 14, 2023, as amended (the “SEPA”), by and between YA II PN, Ltd. (“Yorkville”) and MSP Recovery, Inc. (“MSP”), and those three certain Exchangeable Promissory Notes issued pursuant thereto.

Pursuant to discussions with Mr. Beckman, this letter serves to memorialize Yorkville’s agreement that: (i) the Maturity Date, as defined in Section (1)(a) of the Exchangeable Promissory Notes, be extended to November 30, 2026; (ii) that the Monthly Payment, as defined in Section (1)(c) of the Exchangeable Promissory Notes, would be due from MSP no sooner than November 30, 2026; and (iii) in the event MSP provides Yorkville an Advance Notice (as defined in the SEPA), Yorkville agrees to waive the Advance Limitation set forth in Section 3.03(a) of the SEPA (the Volume Threshold) and the Maximum Advance Amount limitation in Section 3.01 of the SEPA.

Thank you for your flexibility. Please feel free to contact me if you have any questions.

Sincerely,

______________________

Name: John H. Ruiz

Title: Chief Executive Officer

Acknowledged and agreed:

YA II PN, Ltd.

By: Yorkville Advisors Global, LP

Its: Investment Manager

By: Yorkville Advisors Global II, LLC

Its: General Partner

By: ______________________

Name: Matthew Beckman

Title: Member